Exhibit 99.1

FOR IMMEDIATE RELEASE

For press inquiries:	For investor inquiries:
Katie Brazel	CG Capital
for Alimera Sciences	for Alimera Sciences
404-317-8361	877-889-1972
kbrazel@bellsouth.net	investorrelations@cg.capital

ALIMERA SCIENCES TO EXPAND ILUVIEN® INDICATION IN EUROPE FOR POSTERIOR UVEITIS

Signs license agreement with pSivida for posterior uveitis in Europe, the Middle East and Africa

•	Converts existing ILUVIEN profit share arrangement to royalty agreement

•	No upfront cash payment

•	Alimera Sciences plans to file ILUVIEN for posterior uveitis indication in 17 EU countries within 8 months

•	pSivida to withdraw centralized EU application for posterior uveitis
ATLANTA, July 10, 2017 –Alimera Sciences, Inc. (NASDAQ: ALIM) (Alimera), a leader in the commercialization and development of prescription ophthalmic pharmaceuticals, today announced that it secured the rights to pursue posterior uveitis, a secondary indication for ILUVIEN, in the European Union (EU), the Middle East and Africa.
Alimera secured the rights by signing a Second Amended and Restated Collaboration Agreement (the New Collaboration Agreement) with pSivida, US, Inc. (pSivida), a subsidiary of pSivida Corporation (NASDAQ: PSDV). The New Collaboration Agreement amends and restates the previous agreement entered into between the parties. Under the previous agreement, Alimera held the worldwide license from pSivida to sell ILUVIEN for the treatment of all ocular diseases other than uveitis. The New Collaboration Agreement allows Alimera to pursue the indication for posterior uveitis for ILUVIEN in the EU, the Middle East and Africa. ILUVIEN is currently approved in the U.S. and 17 EU countries and is currently marketed for diabetic macular edema (DME) in the U.S., the United Kingdom, Germany, Portugal, Spain, Italy, Austria, Ireland, Portugal and several countries in the Middle East.
Under the terms of the New Collaboration Agreement, pSivida will withdraw its centralized application in the EU for posterior uveitis, and Alimera will be responsible for filing an application for a new indication for ILUVIEN for the treatment of posterior uveitis in the 17 countries in the EU where ILUVIEN is currently approved for the treatment of DME.
“We are excited to be able to move forward with securing rights to a possible second indication for ILUVIEN in the EU, Middle East and Africa,” said Dan Myers, CEO of Alimera. “pSivida has met its primary end point at 6 months in two Phase 3 clinical trials for posterior uveitis, which we anticipate will support the approval of ILUVIEN for the treatment of posterior uveitis in these regions. Retina specialists in Europe and the Middle East regularly ask us about the availability of ILUVIEN for this debilitating disease, so we believe an expanded label will result in greater physician uptake in the future.”
The New Collaboration Agreement converts Alimera’s current obligation to share 20% of its net profits from ILUVIEN on a country-by-country basis with pSivida to a royalty payable by Alimera to pSivida on global net revenues. Alimera will begin paying a 2% royalty on net revenues and other related consideration to pSivida beginning in the third quarter of 2017. This royalty amount will increase to 6% upon the earliest of January 1, 2019, the receipt by Alimera of the first marketing approval for ILUVIEN for the treatment of posterior uveitis, or one year from Alimera’s filing of a marketing authorization application in the EU for posterior uveitis. Alimera will pay an additional 2% royalty on global net revenues and other related consideration in excess of $75 million in any year.
The New Collaboration Agreement does not require an upfront cash payment by Alimera. In connection with the New Collaboration Agreement, Alimera has agreed to forgive approximately $10 million of pSivida’s share of previous losses associated with the commercialization of ILUVIEN, which were to be utilized to offset profit sharing payments under the previous agreement. Following the signing of the New Collaboration Agreement, Alimera retains the right to recover an additional $15 million of pSivida’s share of the previous losses as a partial offset to future royalty payments following approval.
Alimera will forgive an additional $5 million of pSivida’s outstanding share of previous losses upon the approval of ILUVIEN for posterior uveitis in any EU country or January 1, 2020, whichever occurs first, unless certain conditions under the New Collaboration Agreement are not met. If the amounts recoverable by Alimera are less than $5 million at that time, Alimera will pay pSivida the difference in cash.
About ILUVIEN
www.ILUVIEN.com.
ILUVIEN’S EU Indication
ILUVIEN is indicated for the treatment of vision impairment associated with chronic diabetic macular oedema, considered insufficiently responsive to available therapies.
About Diabetic Macular Edema (DME)
DME, the primary cause of vision loss associated with diabetic retinopathy, is a disease affecting the macula, the part of the retina responsible for central vision. When the blood vessel leakage associated with diabetic retinopathy results in swelling of the macula, the condition is called DME. The onset of DME is painless and may go unreported by the patient until it manifests with the blurring of central vision or acute vision loss. The severity of this blurring may range from mild to profound loss of vision. The Wisconsin Epidemiologic Study of Diabetic Retinopathy found that over a 10-year period approximately 19% of people with diabetes included in the study were diagnosed with DME. All people with type 1 or type 2 diabetes are at risk of developing DME. As the population of people with diabetes increases, Alimera expects the annual incidence of diagnosed DME to increase, as well.
In the United Kingdom and parts of Europe, diabetic macular edema is instead referred to as diabetic macular oedema or DMO.
About Posterior Segment Uveitis
Posterior segment uveitis is a chronic, non-infectious inflammatory disease affecting the posterior segment of the eye, often involving the retina, which is a leading cause of blindness in the developed and developing countries. It affects people of all ages, producing swelling and destroying eye tissues, which can lead to severe vision loss and blindness. In the U.S. alone, posterior uveitis affects between 80,000 - 100,000 people.
Patients with posterior uveitis are typically treated with systemic steroids, but over time frequently develop serious side effects that can limit effective dosing. Patients then often progress to steroid-sparing therapy with systemic immune suppressants or biologics, which themselves can have severe side effects including an increased risk of cancer.
About Alimera Sciences, Inc.
www.alimerasciences.com
Alimera, founded in June 2003, is a pharmaceutical company that specializes in the commercialization and development of prescription ophthalmic pharmaceuticals. Alimera is presently focused on diseases affecting the back of the eye, or retina, because these diseases are not well treated with current therapies and will affect millions of people in our aging populations. Alimera’s commitment to retina specialists and their patients is manifest in Alimera’s product and development portfolio designed to treat early- and late-stage diseases. For more information, please visit www.alimerasciences.com.
Forward Looking Statements
This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, Alimera’s filing for and obtaining regulatory approval of ILUVIEN in the EU, Middle East and Africa for the treatment of posterior uveitis. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, Alimera’s ability to obtain marketing authorization for ILUVIEN for the treatment of posterior uveitis in the EU, Middle East and Africa and Alimera’s ability to generate revenue from the sale, following the receipt of marketing authorization, of ILUVIEN for the treatment of posterior uveitis in these regions, as well as other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, which are on file with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov. Additional factors may be set forth in those sections of Alimera's Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, to be filed in the third quarter of 2017 with the SEC. In addition to the risks described above and in Alimera’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect Alimera’s results. There can be no assurance that the actual results or developments anticipated by Alimera will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Alimera. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.
All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. Alimera cautions investors not to rely too heavily on the forward-looking statements Alimera makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

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